As filed with the Securities and Exchange Commission on May 5, 2016 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________________
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_____________________________
The Dixie Group, Inc.
(Exact name of registrant as specified in its charter)

TENNESSEE	62-0183370
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
475 Reed Road
Dalton, Georgia 30720
(706) 876-5800
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
The Dixie Group, Inc. 2016 Incentive Compensation Plan
(Full title of the plan)

Jon A. Faulkner
Chief Financial Officer
The Dixie Group, Inc.
475 Reed Road
Dalton, Georgia 30720
 (Name and address of agent for service)
(706) 876-5800
(Telephone number, including area code, of agent for service)
With copies to:

John F. Henry, Jr., Esq. Miller & Martin PLLC Suite 1000, Volunteer Building 832 Georgia Avenue Chattanooga, Tennessee 37402 (423) 756-6600
Indicate by check mark whether the registrant is a “large accelerated filer”, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☐                                Accelerated filer ☒
Non-accelerated filer ☐                                Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Stock, $3.00 par value	800,000 shares	$4.685	$3,748,000	$377.42
(1) This figure represents the aggregate number of shares of Common Stock being registered hereby for issuance pursuant to the 206 Incentive Compensation Plan (the "Plan") of The Dixie Group, Inc. (the "Company"). Also, there are registered an undetermined, pursuant to Rule 416(c) under the Securities Act, number of additional shares of Common Stock that may become issuable under the Plan in the vent of certain changes in the outstanding shares of Common Stock or in the capital structure of the Company, including any stock dividend, stock split, recapitalization or similar transaction.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Securities Act Rules 457(c) and 457(h), based on the average of the high and low prices reported for the Common Stock on the Nasdaq Global Market on April 29, 2016.
(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing information specified in Part I of Form S-8 (Items 1 and 2) are not being filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement, but will be sent out or given to plan participants as specified by Rule 428 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.     Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by The Dixie Group, Inc. (the “Company” or the “Registrant”), Commission File No. 0-2585, are hereby incorporated by reference in this Registration Statement:

(1) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 26, 2015, filed with the Commission on March 9, 2016;

(2) the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 26, 2016, filed with the Commission on May 4, 2016;

(3) the Registrant’s Current Reports on Form 8-K dated February 24, 2016, February 24, 2016, and March 11, 2016;

(4) the Registrant’s other reports filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act since December 31, 2015; and

(5) the description of the Registrant’s common stock set forth in the Company’s registration statement filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating any such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effective date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all the securities offered hereby have been sold, or deregistering all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities

Not Applicable.

Item 5.     Interests of Named Experts and Counsel

Not Applicable.

Item 6.     Indemnification of Directors and Officers

The Tennessee Business Corporation Act (the “TBCA”) governs permissive and mandatory indemnification of officers and directors of Tennessee corporations who are made parties to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative and whether formal or informal (collectively, a “Proceeding”) by reason of their service to the corporation in such capacity. In general, a Tennessee corporation may indemnify a director of the corporation against liability if the director's conduct was in good faith and the director reasonably believed that his conduct was in the best interest of the corporation with respect to his conduct in his official capacity with the corporation, and was at least not opposed to the corporation's best interest in all other cases. In the case of any criminal Proceeding, a corporation may indemnify a director against liability if the director had no reasonable cause to believe his conduct was unlawful. The TBCA specifically provides that a director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct which satisfies the requirement that the director's conduct was at least not opposed to the corporation's best interest. The termination of a Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this paragraph.
A Tennessee corporation may not indemnify a director in connection with a Proceeding by or in the right of the corporation in which the director was judged liable or in connection with a Proceeding charging improper personal benefit, whether or not in the director's official capacity, in which the director was found to have, in fact, benefited improperly.
Unless limited by its Charter, a Tennessee corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any Proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the Proceeding.
The TBCA allows a Tennessee corporation to pay for or reimburse the reasonable expenses incurred by a director who is a party to a Proceeding in advance of final disposition of the Proceeding if: (i) the director furnishes the corporation with a written affirmation of the director's good faith belief that he has met the standards of conduct discussed above; (ii) the director furnishes the corporation with a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that that director did not meet the appropriate standard of conduct; and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under the TBCA. The undertaking which the director furnishes the corporation must be an unlimited general obligation of the director, but it need not be secured and may be accepted without reference to financial ability to make repayment.
Unless a corporation's Charter provides otherwise, the TBCA allows a director who is a party to a Proceeding to apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court considers necessary, may order indemnification if it determines that the director is entitled to mandatory indemnification under the TBCA (in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court- ordered indemnification), or if it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director has met the standard of conduct for permissive indemnification. If, however, the court determines that a director who was adjudged liable to the corporation in a Proceeding by or in the right of the corporation, or where the director received an improper personal benefit, is nonetheless "entitled to indemnification in view of all the relevant circumstances," such indemnification is limited to the director's reasonable expenses incurred in connection with the Proceeding.
A Tennessee corporation may not indemnify a director (or advance expenses) under the TBCA unless authorized in the specific case following a determination that the indemnification is permissible. The determination must be made (i) by vote of a majority of a quorum of the board of directors not parties to the Proceeding; (ii) if such a quorum cannot be obtained, by a majority vote of a special committee designated by the board consisting solely of two or more members of the board who are not parties to the Proceeding; (iii) by independent legal counsel selected either by the majority of the nonparty quorum, by a majority of the designated committee, or, if neither of the foregoing are possible, by a majority of the full board; or (iv) by the shareholders, without the vote of shares held by or under the control of directors who are parties to the Proceeding. Authorization of indemnification and the determination of reasonableness of expenses shall be determined in the same manner as the permissibility of indemnification; provided, that if permissibility of indemnification is determined by special legal counsel, the authorization of indemnification and determination of reasonableness regarding expenses shall be made by the body which selected the special legal counsel.
An officer of a corporation, regardless of whether he is a director, is entitled to indemnification and to the advance of expenses to the same extent as a director. The corporation may voluntarily indemnify and advance expenses under the TBCA to an officer, employee, or agent of the corporation to the extent, consistent with public policy, that may be provided by its Charter, bylaws, general or specific action of its Board of Directors, or by contract. The TBCA also provides, however, that no such indemnification may be provided to any director or officer of the corporation if a judgment or other final adjudication establishes such director's or officer's liability for: (i) breach of his duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not done in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) participation in an unlawful distribution to one or more shareholders in violation of the TBCA. The foregoing restrictions do not apply, however, to any contractual or other indemnification provided (to the extent consistent with the charter) to employees or agents who are not directors or officers of the corporation.
The TBCA provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, employee, or agent, whether or not the corporation would otherwise have the power to indemnify the individual against the same liability under the TBCA.
Paragraph 8 of Part I of the Company’s Restated Charter, as amended (the "Dixie Charter") allows indemnification to the fullest extent authorized by the TBCA, as the same exists as of the date of adoption of the Dixie Charter or as later amended, of the Company’s directors for liability to the corporation or its shareholders for money damages for breach of fiduciary duty as a director; provided that, unless and to the extent so provided by Tennessee law, the foregoing shall not eliminate liability for any breach of the director's duty of loyalty to the corporation or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for unlawful distributions.
Article 11 of the Amended and Restated By-Laws of the Company provides that the Company’s officers and directors (or their administrators or executors, as applicable) are entitled to indemnification against liability asserted against or incurred by any such person in such capacity, or arising out of such person's status as an officer or director of the Company, as well as to the advancement of expenses incurred in defending against any such liability, each to the fullest extent permitted by Tennessee law. Article 11 also provides that the Company may purchase and maintain insurance on behalf of any person who is or was serving at the Company’s request as a director, officer, employee or agent of the Company, or of another corporation, partnership, joint venture, trust or other enterprise at the Company’s request, against any liability asserted against or incurred by any such person in such capacity, or arising out of such status, regardless of whether Article 11 gives the Company the power to indemnify any such person.
The Company and its directors and officers are insured under a Directors' and Officers' Liability Insurance Policy. Additionally, one or more of the directors or officers of the Company may be beneficiaries of insurance policies or agreements which provide for indemnification of liabilities arising from their services as directors or officers of the Company and which are not provided by Dixie.
Item 7.     Exemption From Registration Claimed

Not Applicable.

Item 8.     Exhibits

Exhibit Number	Description of Exhibit

4.1
Text of Restated Charter of The Dixie Group, Inc. as Amended - Blackline Version (incorporated by reference to Exhibit (3.4) to the Registrant’s Annual Report on Form 10-K for the year ended December 27, 2003).

4.2	Amended By-Laws of The Dixie Group, Inc. as of February 22, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated February 26 2007).

5.1	Opinion of Miller & Martin PLLC

10.1
The Dixie Group, Inc. 2016 Incentive Compensation Plan (previously filed with the Commission on March 11, 2016 as Appendix A to the Proxy Statement for the Registrant’s Annual Meeting of Shareholders held May 3, 2016 and incorporated herein by reference)

23.1	Consent of Miller & Martin PLLC (included in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of Dixon Hughes Goodman LLP, Independent Registered Public Accounting Firm

24	Powers of Attorney (included in Signatures page of this Registration Statement).

Item 9.     Undertakings

A. The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (A)(l)(i) and (A)(l)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15 (d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chattanooga, State of Tennessee on May 3, 2016.

THE DIXIE GROUP, INC.

/s/ Daniel K. Frierson
By: ___________________________________
Daniel K. Frierson
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints each of Daniel K. Frierson and Jon A. Faulkner, with full power to act without the other, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement covering securities issued or issuable under or in connection with The Dixie Group, Inc. 2016 Incentive Compensation Plan (as now or hereafter amended), to file the same, together with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, to sign any and all applications, registration statements, notices and other documents necessary or advisable to comply with the applicable state securities laws, and to file the same, together with all other documents in connection therewith, with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents or any of them, or their or his or her substitutes or substitute, full power and authority to perform and do each and every act and thing necessary and advisable as fully to all intents and purposes and he or she might or could perform and do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

By: /s/ Daniel K. Frierson
Daniel K. Frierson	Chairman of the Board, Director and Chief Executive Officer	May 3, 2016

By: /s/ Jon A. Faulkner
Jon A. Faulkner	Vice President and Chief Financial Officer	May 3, 2016

By: /s/ D. Kennedy Frierson, Jr.
D, Kennedy Frierson, Jr.	Vice President, Director and Chief Operating Officer	May 3, 2016

By: /s/ William F. Blue, Jr.
William F. Blue, Jr.	Director	May 3, 2016

By: /s/ Charles E. Brock
Charles E. Brock	Director	May 3, 2016

By: /s/ Walter W. Hubbard
Walter W. Hubbard	Director	May 3, 2016

By: /s/ Lowry F. Kline
Lowry F. Kline	Director	May 3, 2016

By: /s/ Hilda S. Murray
Hilda S. Murray	Director	May 3, 2016

By: /s/ John W. Murrey, III
John W. Murrey, III	Director	May 3, 2016

By: /s/ Michael L. Owens
Michael L. Owens	Director	May 3, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1
Text of Restated Charter of The Dixie Group, Inc. as Amended - Blackline Version (incorporated by reference to Exhibit (3.4) to the Registrant's Annual Report on Form 10-K for year ended December 27, 2003).

4.2	Amended Bi-Laws of The Dixie Group, Inc. as of February 22, 2007 (incorporated by reference to Exhibit 3.1 to the Registrant's current report on Form 8-K dated February 26, 2007)
5.1*	Opinion of Miller & Martin PLLC
10.1
The Dixie Group, Inc. 2016 Incentive Compensation Plan (previously filed with the Commission on March 11, 2016 as Appendix A to the Proxy Statement for the Registrant's Annual Meeting of Shareholders held May 3, 2016 and incorporated herein by reference)

23.1	Consent of Miller & Martin PLLC (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3*	Consent of Dixon Hughes Goodman LLP, Independent Registered Public Accounting Firm
24.1*	Powers of Attorney (included on signature page of this Registration Statement)